Exhibit 99.1

Battalion Oil Announces Refinancing and Execution of Third Amended and Restated Credit Agreement

Houston, Texas, July 1, 2026 (GLOBE NEWSWIRE) –

Battalion Oil Corporation (NYSE American: BATL, “Battalion” or the “Company”) today announced the closing of a refinancing of its senior secured credit facility through the execution of a Third Amended and Restated Senior Secured Credit Agreement (the “New Credit Agreement”), which reduces borrowing costs, extends debt maturity through December 2029, defers principal amortization, and provides potential access to additional discretionary capital to support the Company's ongoing operations and strategic objectives.

Key Highlights

●	Achieved improved terms with no new cash borrowing and no novation, as existing lenders rolled the full $162.5 million of outstanding term loans into the New Credit Agreement, emphasizing continued lender confidence in Battalion’s credit.
●	Net debt as of June 29, 2026 is ~$65.5 million; total gross term loan debt of $162.5 million less ~$96.99 million of cash and reinvestment proceeds.
●	Reduced borrowing costs by a minimum of 125 basis points, replacing the Existing Credit Agreement's leverage-based pricing grid of 7.75% to 8.50% with a fixed applicable margin of 6.50% over SOFR.
●	Extended debt maturity by a full year from December 26, 2028 to December 31, 2029.
●	Deferred all principal amortization for a full year, with scheduled quarterly payments under the New Credit Agreement not commencing until the fiscal quarter ending June 30, 2027.
●	Secured access to up to $175 million of additional discretionary delayed draw capacity to fund future growth, available on an uncommitted basis.

Management Comments

The refinancing strengthens Battalion's capital structure by reducing borrowing costs, extending debt maturities, and enhancing liquidity flexibility for future development activities. These improvements build on the Company's balance sheet initiatives completed earlier in 2026, including the divestiture of the West Quito Assets and the associated debt reduction from approximately $208.1 million at year-end 2025 to approximately $162.5 million as of March 31, 2026, as previously reported, and further position Battalion to execute its Monument Draw development program and long-term strategic objectives. Given the significant cash on hand and reinvestment proceeds, the Company has ample liquidity to execute on its favorable Joint Development Agreement with enhanced economics as well as additional accretive operations or strategic alternatives.

“Closing this refinancing is a meaningful milestone for Battalion,” said Matt Steele, Chief Executive Officer of Battalion. “Locking in a fixed 6.50% margin over SOFR reduces our borrowing costs and eliminates the uncertainty associated with a leverage-based pricing grid. Combined with the deferral of principal amortization and extension of debt maturity through December 2029, this transaction significantly enhances our financial flexibility as we continue executing our Monument Draw development program.”

Transaction Description

The New Credit Agreement amends and restates in its entirety the Second Amended and Restated Senior Secured Credit Agreement dated December 26, 2024, as amended (the “Existing Credit Agreement”). The transaction amends and restates the Existing Credit Agreement and does not involve a novation. Outstanding term loans under the Existing Credit Agreement will continue under the New Credit Agreement as Closing Date Term Loans, against a maximum Closing Date Term Loan Commitment of $162.5 million and no new cash borrowing.

Key terms of the New Credit Agreement include:

Interest Rate: SOFR plus a fixed applicable margin of 6.50% per annum (or ABR plus 5.50%), along with a 0.15% credit spread adjustment. The fixed margin replaces the leverage-based pricing grid under the Existing Credit Agreement, under which the SOFR margin ranged from 7.75% to 8.50% depending on the Company's Total Net Leverage Ratio.

Maturity: December 31, 2029.

Delayed Draw Facility: Up to $175.0 million of discretionary delayed draw term loan capacity, available on an uncommitted basis and subject to each lender's sole discretion to provide commitments.

Amortization: Scheduled quarterly principal amortization commences with the fiscal quarter ending June 30, 2027.

Financial Covenants: Includes maintenance covenants relating to Total Net Leverage Ratio, Current Ratio, Asset Coverage Ratio and minimum Liquidity, each commencing with the fiscal quarter ending September 30, 2026.

A copy of the Third Amended and Restated Credit Agreement will be filed as an exhibit to a Current Report on Form 8-K with the Securities and Exchange Commission.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements. Forward-looking statements include, among others, statements about the expected benefits of the Third Amended and Restated Credit Agreement, anticipated improvements in the Company’s borrowing cost and financial ratios, future amortization obligations, covenant compliance expectations, the potential availability or use of the Discretionary Delayed Draw Term Loan facility, and the Company’s ability to execute its development program. Forward-looking statements can often, but not always, be identified by the use of such words as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “projects,” “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov or through the Company’s website at www.battalionoil.com. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

About Battalion

Battalion Oil Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact Data

Matthew B. Steele

Chief Executive Officer

832-538-0300